Exhibit 10.7

ARTICLE I

1.1    This Agreement has been made and entered into by and between Bayou Steel Corporation and its successors, if any, hereinafter referred to as the “Company”, and the United Steelworkers of America, AFL-CIO-CLC, hereinafter referred to as the “Union”.

1.2    This Agreement covers those employees of the Company as defined in Article III of this Agreement represented by the Union.

1.3   This Agreement shall be dated October 18, 1999 and effective October 18, 1999.

1.4    The provisions of this Agreement constitute the sole procedure for the processing and settlement of any claim by an employee or the Union of a violation by the Company of this Agreement. As the representative of the employees, the Union may process, adjust, or settle grievances through the grievance procedure, including arbitration, in accordance with this Agreement.

1.5    The purpose of the Company and the Union entering into this labor agreement is to set forth their agreement on rates of pay, hours of work, and other conditions of employment so as to promote orderly and peaceful relations with employees, to achieve uninterrupted operations in the plants, and to achieve the highest level of employee performance consistent with safety, good health, and sustained effort.

ARTICLE II

RESPONSIBILITY OF THE PARTIES

2.1    Each of the parties hereto acknowledges the rights and responsibilities of the other party and agrees to discharge its responsibilities under this Agreement.

2.2   In addition to the responsibilities that may be provided elsewhere in this Agreement, the following shall be observed:

A.	There will be no union activity on company time which will interfere with or impede production, maintenance, or the operations of the Company.

B.	The policy of the Company, the Union and its local is not to discriminate against any employee on account of race, creed, color, sex, age, national origin, handicap, veteran status, or union membership or activity.

All provisions of this Agreement shall apply alike to male and female employees (masculine pronouns or references in this Agreement shall be deemed to include feminine pronouns or references).

2.3    A Joint Committee on Civil Rights shall be established. The Local Union President shall select no more than four (4) members of the Union as representatives on the Committee. The Company will also select no more than four (4) members as representatives. The Union members shall be certified to the Company by the Union and the Company members shall be certified to the Local Union President.

        Meetings of the Company and Union members of the Joint Committee shall be held no less than once each month. The Joint Committee shall review matters involving Civil Rights and sexual harassment and advise the Company and the Union concerning them, but shall have no jurisdiction over the initiating or processing of existing right to initiate a complaint or grievance pursuant to the Grievance Procedure.

2.4    No Strike - No Lockout.

A.	The Union and the employees agree that during the term of this Agreement there shall be no strikes, including wildcat and sympathy strikes, work stoppages, interruptions or impeding of work. No officers or representatives of the Union shall authorize, instigate, or conduct any such activities. No employees shall participate in any such activities.

B.	There shall be no lockouts by the Company.

C.	Any claim for damages by either the Company or Union regarding an alleged violation by the other party of paragraph 2.4 of this Agreement is neither grievable nor arbitrable. Any claim as to any such alleged violation may be brought directly in a court of law possessing jurisdiction under Section 301 of the Labor-Management Relations Act, 29 U.S.C. Section 185.

2.5    Americans With Disabilities Act. The Union and the Company agree that the Company may take all actions necessary, notwithstanding any provision of this Agreement, to comply with the Americans With Disabilities Act. By agreement between the Company and the Union, employees who suffer a disability for which the employee has been provided a reasonable accommodation in the employee’s present job may be exempted from and protected against the exercise of the provisions of the Seniority Article of this Agreement.

ARTICLE III

UNION RECOGNITION

3.1    The Company recognizes the United Steelworkers of America, AFL-CIO-CLC as the sole and duly authorized agency for collective bargaining for all of its production and maintenance employees employed at the LaPlace, Louisiana plant, including maintenance shift leaders, plant clericals, plant custodians, quality control employees, scalemen, truck drivers and dock workers, and excluding office clericals, planner schedulers, office custodians, draftpersons, professional employees, watchmen, guards, and supervisors as defined in the National Labor Relations Act, as amended.

3.2   Company employees whose jobs are not in the bargaining unit may work on any bargaining unit job as follows:

A.	Bona fide training of employees;

B.	Protection of life and property under emergency conditions;

C.	Development of new equipment and production techniques;

D.	Training of management personnel for managerial duties;

E.	Adjustment of machinery and equipment in cases of emergency and quality control;

F.	To cover during brief periods for employee’s relief, or to cover for absenteeism until a qualified bargaining unit person is available. The Company must make a diligent effort to find a replacement consisting of notifying the Call Out Service;

G.	In an effort to promote and support teamwork management judges that working enhances productivity, operations or efficiency.

3.3    The Company will, with the employee’s consent, designate in writing a number of bargaining unit employees to be used as temporary replacements for salaried personnel. Employees assigned as temporary supervisors will have the responsibility and obligation to document and communicate to the Company all instances of misconduct and performance problems. They shall not have authority to discipline a member of the bargaining unit. No employee will be called by either party in arbitration or a grievance hearing to testify as a witness regarding any events involving discipline which occurred while the employee was assigned as a temporary supervisor.

3.4    Employees assigned as leadmen will have the responsibility and obligation to document and communicate to the Company all instances of misconduct and performance problems. They shall not have authority to discipline a member of the bargaining unit. No employee will be called by either party in arbitration or a grievance hearing to testify as a witness regarding any events involving discipline which occurred while the employee was assigned as a leadman.

ARTICLE IV

MANAGEMENT

4.1    The management of its business and plant and the direction of the working forces is vested exclusively in the Company and includes the right to hire and determine the number of employees and manning levels, to promote and demote, to transfer, to discipline or discharge for just cause and to relieve employees from duty because of lack of work or for other legitimate reasons. The Company retains its entrepreneurial rights which do not affect wages, hours, or other terms and conditions of employment. The Company, in exercising its rights, will observe the provisions of this Agreement. These rights include the following:

A.	Facilities, Equipment and Methods. To control, determine and change the manner and the extent to which the Company’s equipment, facilities and properties shall be operated, increased, discontinued, temporarily or permanently in whole or in part by sale or otherwise, decreased or located, and to introduce, operate and change, improve methods, equipment, facilities, techniques and/or processes including to contract for the services of an independent contractor. When the Company exercises its absolute and discretionary right to contract out work in order to minimize or avoid overtime no notice to the Union is required.

B.	Products. To determine and change the methods of production and operations, items to be produced, and the equipment to be used.

C.	Rules. To establish, distribute, and enforce reasonable rules of employee conduct and performance.

D.	Benefits. With prior notice to the Union, to establish and change any form of employee benefits not covered by this Agreement, or which are in excess of and/or in addition to those provided in this Agreement.

4.2    Nonwaiver of Rights. The failure of either the Company or Union to exercise any of its rights under this Agreement shall not be construed as a waiver of those rights.

ARTICLE V

CONTRACTING OUT OF WORK

5.1    The Company recognizes the employee’s concern to earn good wages and to have steady work and job security during the term of this Agreement. The Union recognizes the Company’s need to be competitive as a low cost producer in the marketplace. In recognition of these mutual concerns, the parties agree as follows concerning contracting out.

5.2    Bargaining unit employees shall perform the production work in the plant on equipment owned by the Company and maintain, repair and service the Company owned production facilities within the plant, except for or where the Company determines there is (a) lack of skills, (b) lack of equipment, (c) lack of adequate forces, (d) warranty requirements, (e) a determination is made not to replace, use, or purchase equipment, (f) by contracting out it would avoid an economic disadvantage or move the Company towards the goal of being the low cost producer, either at the time of the decision or in the foreseeable future.

5.3    The Company may contract out work for performance outside the plant. The cessation by the Company of an operation, department or method of production, service or maintenance shall not be considered to be contracting out under this Article.

5.4    Any employee who is directly displaced from his job as a result of contracting out will use his seniority to bump into other positions for which he is immediately qualified as defined in Article XIII of this Agreement and be paid at the rate of the job to which he has bumped. The employee bumped by the individual directly displaced due to contracting out will exercise his bumping rights in accordance with Article XIII. This sequence of bumping will conclude when there are no positions left to bump. That employee, in lieu of being laid off, will then be assigned to a spellman’s position with no reduction of his straight-time wage rate. Article XIII controls subsequent bidding and promotion rights for employees displaced to any position, including spellman, as a result of contracting out; however, if no employee bids on an entry level position then the most junior spellman will be forced to accept the position. Only employees bumped to the spellman position as a result of contracting out will be protected from being laid off from the spellman’s position as a result of management’s right to determine manning levels in the spellman classification. If the Company subsequently determines that there is to be a general layoff, the layoff procedures otherwise provided for in the contract will apply to all persons in the spellman position.

5.5    Except in the case of emergency or as described below, the Company will notify the Union of its decision to contract out work. Upon such notification, the Union may propose alternatives for consideration by management. The decision to contract out will be at the sole discretion of the Company. The parties agree that notice is not needed in the following instances:

a.	As described in Appendix A-6;

b.	Augmenting the workforce.

ARTICLE VI

CHECKOFF AND UNION MEMBERSHIP

6.1   The Company will check off employees’ monthly dues, initiation fee and assessments, as designated by the International Treasurer of the Union, as membership dues in the Union, on the basis of individually signed voluntary checkoff authorization cards on forms furnished by the Union. Deductions on the basis of authorization cards shall become effective for the month in which the Company receives the voluntarily signed authorization cards from the employee directly or the Local Union. The dues for a given month shall be deducted from the first pay closed and calculated in the succeeding month. The Company will promptly remit these Union dues, assessments and initiation fees to the International Treasurer of the Union, Five Gateway Center, Pittsburgh, Pennsylvania 15222. All such checks shall be made payable to the order of the “United Steelworkers of America, AFL-CIO-CLC”.

6.2    In order to promote harmonious relations between the parties, the Union shall be given ample time and opportunity to participate in the orientation of new employees by conducting a meeting with any new hires eligible to join the Union. At the completion of such meeting, all persons who are hereafter employed by the Company and who are eligible for membership in the Union shall be given by a Union representative: a copy of this Agreement, a Union membership application, a checkoff authorization card and a letter over the signature of an officer of the Company advising the new employees that the Union is the recognized bargaining agent for the employees and that membership in the union is encouraged by the Company. A copy of such completed authorization care and membership application shall be processed by the parties in accordance with established procedures. Unless the International Treasurer of the Union makes specific request to the contrary, the Company will deduct initiation fees for employees who directly submit authorization cards to the Company.

6.3    The provisions of the Article shall be applied in accordance and consistent with applicable provisions of Federal and State Law.

6.4    The Union agrees to indemnify, defend and hold the Company harmless against any and all claims, demands, suits, or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Article.

ARTICLE VII

POLITICAL ACTION FUND

7.1    The Company will annually check off and transmit to the Treasurer of the United Steelworkers of America Political Action Fund (“USWA PAF”) voluntary contributions to the USWA PAF from these earnings of those employees who voluntarily authorize such contributions on forms provided for that purpose by the USWA PAF. The amount of such annual checkoff deduction and the transmittal of such voluntary contributions shall be as specified in such forms and in conformance with any applicable Federal or State statue.

7.2    The signing of such USWA PAF checkoff form and the making of such voluntary annual contributions are not conditions of membership in the Union or of employment with Company.

7.3    The Union shall indemnify, defend and hold the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the company for the purpose of complying with any of the provisions of this Article.

7.4    The United Steelworkers of America Political Action Fund supports various candidates for Federal and other elective office, is connected with the United Steelworkers of America, a labor organization, and solicits and accepts only voluntary contributions, which are deposited in an account separate and segregated from the dues fund of the Union, in its own fund raising efforts and in joint fund raising efforts with the AFL-CIO and its Committee on Political Education.

7.5    The Union shall reimburse the Company for the expenses incurred in making any payroll deduction for the USWA PAF.

ARTICLE VIII

WAGES

8.1   The straight time wage rates, effective October 18, 1999, for employees covered by this Agreement are listed in Appendix A-1 hereto.

8.2    A cost of living adjustment which consists of a lump sum payment will be made March 31, 1998; March 31, 1999; March 31, 2000; March 31, 2001; and March 31, 2002, which, lump sum payment will not be added to or included in any straight time bargaining unit wage rate as set forth in Appendix A-1. Such lump sum payments shall not exceed eighteen cents ($0.18) per hour paid in the preceding calendar year for any payment date and shall be calculated according to the formula set forth in Appendix A-2. Each lump sum payment is payable only to the extent that a group of bargaining unit employees as defined by the Incentive Group description within the ICP Plan does not earn the equivalent of the calculated payment from the Incentive and/or Profit Sharing Plans in the preceding calendar COLA payout year. The calculated payment will be made only to those bargaining unit employees within the eligible group who do not earn from the total payments received from the Incentive and/or Profit Sharing Plans during the preceding calendar year an amount equal to or greater than the adjustment equivalent described in Appendix A-2. The amount of the lump sum payment payable to an employee will be the difference between the calculated adjustment average per group and the sum of the Profit Sharing and/or Incentive Plans paid to the employee during the preceding calendar year.

8.3    If the Company creates a new job or combines jobs, it shall establish a rate of pay for the job which is equitable in relation to rates of other established jobs in the same department, considering the skills and responsibilities of the jobs. The Company will then add this new rate of pay to the straight time bargaining unit wage rates set forth in Appendix A-1. The Company shall notify the Union of the creation of the new job and if desired by the Union, discuss the new job with the Union. A dispute regarding the rate of the new job will be subject to the Grievance Procedure. Should the Company assign a newly created job to a twelve (12) hour shift, the conversion rate from eight (8) hours is 0.97657.

8.4    Except as specifically provided in this Agreement, the Company is under no obligation whatsoever to compensate employees engaging in union or union-related business. However, nothing herein shall prohibit the Company from so compensating employees at its sole discretion when it deems it appropriate.

ARTICLE IX

HOURS OF WORK

9.1     Purpose. This Article defines the hours of work and shall not be construed as a guarantee of shifts or hours of work per day, per week, or per year.

9.2    Workday. The workday shall be a twenty-four (24) hour period commencing with the start of the employee’s scheduled shift. The workday shall be a shift of either eight (8) or twelve (12) consecutive hours of work within a twenty-four (24) hour period.

9.3     Payroll Week. The payroll week shall be seven (7) consecutive days beginning at 6:00 a.m. each Sunday. Employees will be paid on a weekly basis.

9.4     Workweek:

A.	The workweek for an eight (8) hour shift is a seven (7) day period beginning with the first shift on Sunday and ending with the third shift on Saturday. The workweek starts and ends at or between 6:00 a.m. and 8:00 a.m. on Sunday.

B.	The workweek for a twelve (12) hour shift is a seven (7) day period beginning with the first shift on Sunday and ending with the second shift on Saturday. The workweek begins at 6:00 a.m. on Sunday.

9.5    Shift Definitions and Schedules. The determination of shifts and daily and weekly work schedules shall be made by the Company; providing that schedules be on the basis of the workweek except where (a) deviations from the workweek are necessary because of breakdowns, shutdowns, reductions in the work force, or matters beyond the control of Management, or (b) schedules deviating from the workweek are established by agreement between plant management and the Grievance Committee.

9.6 Definition of Shifts. If an eight (8) hour shift, the shifts will be:

A.	Day Shift - All hours worked on any shift which begins between 6:00 a.m. and 12:00 p.m.

B.	Afternoon Shift - All hours worked on any shift which begins between 12:01 p.m. and 10:00 p.m.

C.	Night Shift - All hours worked on any shift which begins between 10:01 p.m. and 5:59 a.m.

If a twelve (12) hour shift, the shift will be:

A.	Day Shift - All hours worked on any shift which includes 12:00 noon.

B.	Night Shift - All hours worked on any shift which includes 12:00 midnight.

9.7    Schedules. Daily and weekly hours to be worked by each employee shall be posted, or otherwise be made known to the employee in accordance with prevailing practice, and not later than Thursday of the week preceding the calendar week in which the schedule and shift becomes effective.

        Should the Company deem it necessary to install a new schedule or shift, the Company and the Grievance Committee will meet to discuss the change and to agree upon a mutually satisfactory schedule, if possible. Should agreement not be reached, the Company shall install its proposed schedule subject to the other provisions of this Article.

9.8     Meal Periods. The Company will allow employees a meal period without loss of pay consistent with operational needs and prevailing practice.

9.9     Break Periods. The Company will allow employees break period without loss of pay consistent with operating conditions.

9.10    Call Out Pay. An employee who is called out, on his regular scheduled day off, with less than sixteen (16) hours notice, will be paid the greater of:

A.	Actual hours worked paid at straight time hourly rate plus applicable premiums; or

B.	Six (6) hours pay at employee’s straight time hourly rate exclusive of any premiums

        The day on which time is worked on a call-out is considered as a day worked for the sixth (6th) and seventh (7th) day pay computation. All hours worked immediately preceding or following an employee’s regularly scheduled shift are not considered as call-out time worked. These hours will be paid at the job rate plus pay premiums.

9.11    Report-in Pay. Should an employee begin work as scheduled and then be released from duty (other than for personal reasons of the employee) prior to the end of their scheduled shift, shall be paid for a minimum of six (6) hours or for all hours worked, whichever is greater, at their straight time hourly rate plus shift differential.

ARTICLE X

HOLIDAYS

10.1    Days Observed. The following days shall be observed as holidays: New Year’s Day, Mardi Gras Day, Good Friday, Fourth of July, Labor Day, Thanksgiving Day, Day following Thanksgiving Day, December 24, and Christmas Day.

10.2    Hours Worked on Holiday. Employees required to work on a Company recognized holiday will be paid double time for all hours worked. Holiday premium is computed on the straight hourly rate of pay as defined in Article XI — Overtime, exclusive of shift differential. All such hours worked on holidays will be used in computing overtime in Article XI — Overtime.

10.3     Pay For Holidays Not Worked.

A.	Employees on an eight (8) hours schedule: An eligible employee who does not work on a Holiday listed in Paragraph 10.1 above shall be paid eight (8) hours at his straight time hourly rate.

B.	Employees on a twelve (12) hour schedule:

1)	An eligible employee whose scheduled day off coincides with a holiday listed in Paragraph 10.1 above and who does not work shall be paid eight (8) hours at his straight time hourly rate.

2)	An eligible employee who normally would have been scheduled to work on a holiday but does not work due to a shutdown will be paid twelve (12) hours at his straight time hourly rate as holiday pay.

10.4    Eligibility. An employee is eligible for holiday pay if: (1) he has completed his probationary period prior to the date of the holiday; and (2) has worked in the payroll week prior to or the payroll week in which the holiday occurs; and (3) has worked his last scheduled workday before the holiday and his first scheduled workday following the holiday or if he is scheduled to work on the holiday, has worked such holiday, except in the case of when he has failed to report or perform work because of a confirmed sickness, or because of death in the immediate family as defined in Article XXI.

10.5    Observance. Holidays will be observed on the dates as listed above. Holidays will be observed during a twenty-four (24) hour period beginning 6:00 a.m. on the day of the holiday for employees on a twelve (12) hour schedule. For employees on an eight (8) hour schedule the holiday will be observed during a twenty-four (24) hour period beginning at or between 6:00 a.m. and 8:00 a.m. on the day of the holiday. These times are subject to change if the starting times of shifts are altered.

10.6   Holiday During A Vacation. When a holiday occurs during an eligible employee’s scheduled vacation, he shall be paid for the unworked holiday, eight (8) hours at his straight time hourly rate (without regard to the provisions of Paragraph 10.3) in addition to his vacation pay.

ARTICLE XI

OVERTIME

11.1     Purpose. This Article is intended to provide a basis for computing overtime and shall not be construed as a guarantee of hours per day, per week or per year.

11.2    Overtime work may be required of employees from time to time. Employees required to work overtime beyond the scheduled daily shift shall be notified at least four (4) hours prior to the end of his shift except in cases of emergency involving absent employees, bodily injury, loss and/or damage to material or equipment, or immediate loss of production.

11.3    The regular rate of pay, as the term is used in this section, shall mean the applicable straight time hourly wage rate for the job performed as set forth in Article VIII of this Agreement and shift differential where applicable (hereinafter referred to as “the job rate”).

11.4     Overtime Pay.

A.	Daily and Weekly Overtime:

Time and one-half (1-1/2) the regular rate of pay will be paid for hours worked in excess of eight (8) hours in a workday for eight (8) hour shift employees, or in excess of twelve (12) hours in a workday for twelve (12) hour shift employees.

Time and one-half (1-1/2) the regular rate of pay will be paid for hours worked in excess of forty (40) hours in a workweek.

B.	Sixth Day:

Employees working six (6) days in a payroll week will be paid time and one-half (1- 1/2) the regular rate of pay for all hours worked on the sixth (6th) day. To include a day for the sixth (6th) day pay computation, a twelve (12) hour shift employee must work six (6) or more consecutive hours or an eight (8) hour shift employee must work four (4) or more consecutive hours in each of the five (5) preceding days, unless any of such days include hours considered as worked as referred to in Paragraphs 9.10, 9.11.

C.	Seventh Day:

Employees working seven (7) consecutive days in a payroll week will be paid double (2) times the regular rate of pay for all hours worked on the seventh (7th) day. To include a day for the seventh (7th) day pay computation, a twelve (12) hour shift employee must work six (6) or more consecutive hours or and eight (8) hour shift employee must work four (4) or more consecutive hours in each of the six (6) preceding days, unless any of such days include hours considered as worked as referred to in Paragraphs 9.10, 9.11.

11.5     Meal Allowance. The Company will pay a meal allowance of ten (10) dollars to each employee held over without prior notice for four (4) hours or more.

11.6    Distribution Of Overtime. It is the intent of both parties that overtime should be distributed equitably among the employees involved. The Company and the Local Union Grievance Committee shall agree on providing for the most equitable distribution of voluntary and involuntary overtime consistent with the efficient operation of each department.

11.7    Nonduplication. There will be no more than one (1) premium paid for the same hours worked. There will be no pyramiding of pay premiums. When more than one (1) premium or overtime rate applies to the same hours of work, the higher rate shall be paid.

ARTICLE XII

SHIFT DIFFERENTIAL PAY

12.1     Shift Differential Amount.

A.	Eight (8) Hour Shift:

For hours worked on the day shift no shift differential will be paid. For hours worked on the afternoon shift twenty-five cents ($0.25) per hour shift differential will be paid. For hours worked on the night shift, forty cents ($0.40) per hour shift differential will be paid.

B.	Twelve (12) Hour Shift:

For hours worked on the day shift no shift differential will be paid. For hours worked on the night shift forty-five cents ($0.45) per hour shift differential will be paid.

12.2    Applicable Shift Differential. If an employee works during hours which extend over more than one (1) shift, the appropriate shift differential will be paid for the hours actually worked on each shift.

12.3    When Paid. Shift differential shall be included in the calculation of overtime compensation. Shift differential shall be paid for reporting pay, call-out pay or allowed time when the hours for which payment is made would have called for a shift differential if worked.

ARTICLE XIII

SENIORITY

13.0 Seniority Defined. Seniority means the length of uninterrupted plant service since the employee’s last date of hire. 13.1 Definitions:

a)	A “promotion” is where an employee moves to another job within their line of progression paying a higher rate than the employee’s present job.

b)	A “lateral move” is where an employee moves to another job paying the same rate within a line of progression.

c)	A “transfer” is a move into another line of progression.

d)	Job “canvassing” is the process of screening employees within a line of progression to fill open jobs in place of bidding.

e)	A “waiver” is an employee’s written notification of their intent not to advance to a permanent job within their line of progression.

13.1.A. Bid On Open Job Classifications.

1)	Posting. A job identified as a bid job on the lines of progression, shall be posted on the plant wide bulletin boards and placed on a telephone answering machine from Tuesday through the following Monday. The posting will state the rate of pay and the qualifications needed to be awarded the job. A job bid status report will be posted on the bulletin boards every Friday.

2)	The employer may fill an open job classification on a temporary basis not to exceed fourteen (14) calendar days during the bidding process.

3)	Frequency. An employee may receive a job award as a result of bidding not more than once every six (6) months unless the employee is the only eligible bidder. When an eligible employee bids and is awarded a Spellman’s position, the employee may bid for a position for which he has the qualifications within that department regardless of the 6 month bid restriction.

4)	New employees hired into a department cannot bid out of that department for 12 months from their date of hire. This provision supercedes any provisions to the contrary. People bidding out of shipping after 12 months must meet the minimum requirements for the job plus have a high school diploma/G.E.D. and successfully pass the selection tests utilized for screening external hires for entry into that department. They will be given the opportunity to take these selection tests before completion of their first 12 months of employment.

5) Selection.

a)	The most senior employee bidding among other bidding employees having relative equal ability and qualification to perform the open job shall be awarded the job within twenty one (21) calendar days, except those jobs which require testing and additional time. Departmental preference will be given to job awards; bids from outside of the department will only be considered if no employee from within the department bids. The employee will receive the rate of pay of the awarded job when they are awarded the job.

b)	Employees within a job may bid to change their shift along with other bidding employees. Employees seeking to change their shift will have preference over employees seeking promotion, transfer or a lateral move. It is recognized that management must retain a sufficient number of trained employees on any given shift, regardless of seniority, to assure the efficient and orderly operation of the plant. If an employee is refused a bid to change shift due to insufficient numbers of trained employees on any given shift and within six (6) months trained employees are available he will be allowed to change shift.

c)	After an employee is awarded the open job, the employee may not be retained on their former job for more than thirty (30) days during which time they shall receive the pay of the awarded job if that rate is higher.

d)	An employee who takes a job as a result of a successful bid may choose to return to their previous job within fourteen (14) calendar days of beginning work on the awarded job. The employee will be restricted from being awarded another bid job for six months unless the employee is the only eligible bidder. If an employee returns to their job classification within fourteen (14) calendar days, the least senior of the employees who has bid into that classification within the same fourteen (14) calendar days will be displaced.

e)	An employee who has accepted a position as a result of a job bid may refuse the job and remain in their current job. The employee will be restricted from being awarded another bid job for six months unless the employee is the only eligible bidder.

f)	Awarding of a job to an employee nullifies all outstanding job bids of that employee.

g)	If during a ninety (90) calendar day evaluation period an employee has not displayed the aptitude for the job, the employee will be returned to their previous job and shift.

13.1.B. Canvassing Open Job Classifications. Jobs identified as canvassed jobs on the lines of progression will be filled in the following manner:

1)	Canvassing will take place first within the open job classification for shift preference. It is recognized that management must retain a sufficient number of trained employees on any given shift, regardless of seniority, to assure the efficient and orderly operation of the plant. If an employee is refused a bid to change shift due to insufficient numbers of trained employees on any given shift and within six (6) months trained employees are available he will be allowed to change shift.

2)	Secondly, canvassing within the line of progression will be done for lateral moves.

3)	Canvassing will then take place in the next lower job within the line of progression.

4)	The most senior employee canvassed among other canvassed employees having relative equal ability and qualification to perform the open job shall be awarded the job.

5)	After an employee is awarded the open job, the employee may not be retained on their former job for more than thirty (30) calendar days during which time they shall receive the pay of the awarded job if that rate is higher.

13.1.C.   Waiver. Employees who intend not to advance to a permanent job within their line of progression may sign a notification and present it to the Human Resources Department under the following conditions:

1)	Waivers submitted between July 1 and December 31 will be effective January 1. Waivers submitted between January 1 and June 30 will be effective July 1.

2)	The number of waivers cannot exceed 50% of the employees within a job classification. (The Company has removed this waiver restriction effective 9/26/99, however with 90 days advance notice, it may reinstate this restriction should it determine that it has created a succession planning problem.)

3)	The least senior qualified employee in the next lower job who does not have an effective waiver to progress will be forced to accept the open job if the job has not been filled through canvassing.

4)	A waiver will remain in effect until the employee gives written notification to the Human Resources Department. The waiver will be revoked thirty (30) calendar days after this notification is submitted.

13.2 Reduction In Work Force and Recall. A. Layoff.

1)	STEP One — Identification of Affected Employees. Management will identify the jobs to be affected by a layoff. Layoffs of personnel shall be in the inverse order of seniority in a job within a line of progression.

2)	STEP Two — An Employee’s Right to Displace Other Employees.

a)	An employee who is identified on the layoff list as being subject to layoff may exercise their seniority against a less senior employee in the same job, a lateral job or a lower rated job in the same line of progression for which the employee has the ability and qualification as follows:

1)	The exercise of seniority shall first be against the least senior employee in the same job.

2)	The exercise of seniority shall next be against the least senior employee in all jobs lateral to the affected employee’s job in the same line of progression.

3)	The third step in exercising seniority shall be against the least senior employee in the next lower rated job or jobs. If this lower level has lateral jobs then the third step is against the least senior employee in all the lateral jobs.

b)	Should there be no employee junior in the employee’s line of progression, the affected employee may displace the least senior employee in any job in any line of progression in the same department which the employee has previously been awarded and performed or had performed the job on a temporary basis for sixty (60) workdays. The employee must demonstrate within a two day reorientation period that they have the qualifications and ability to satisfactorily perform the job.

c)	Should there be no employee junior in the employee’s department whom the employee may displace, the affected employee may displace the least senior employee in any job in any line of progression in any department in which the employee has previously been awarded and performed or had performed the job on a temporary basis for sixty (60) workdays. The employee must demonstrate within a two day reorientation period that they have the qualifications and ability to satisfactorily perform the job.

d)	Should there be no employee junior in any department which the employee had previously worked whom they can displace, the employee to be laid off may displace the least senior employee in the bumpable jobs as identified in Appendix A-1 of this Agreement.

3)	STEP Three — Right of Displaced Employees.

An employee who is displaced by a more senior employee during a layoff shall have the identical right to displace another less senior employee as described in this section.

B.	Recall and Return of Laid Off Employees.

1)	When a group or an entire shift of laid off employees are recalled as a result of a change in the mode of operation, they shall be returned to openings that occur (after canvassing and bidding have taken place in the department from which the employees were laid off) providing they have the ability to perform the job. The Company shall not be required to train laid off employees or employees bidding to fill such openings. An employee will be entitled to a reorientation period of up to two (2) days during which the employee must demonstrate that they have the qualifications and ability to satisfactorily perform the job.

2)	In circumstances other than a change in the mode of operation, laid off employees having the ability to perform an open job shall be returned to the open job in the order of seniority after canvassing and bidding among employees in the department in which the opening occurs. Should a maintenance position open, the most senior laid off maintenance employee with the requisite skills will be returned to the open job.

13.3    Temporary Reduction in Force and Transfers. To avoid confusion and interference with efficient plant operation, the provisions of this Article with respect to a reduction in force, will not be applicable where the reduction in force lasts fourteen (14) calendar days or less.

13.4   Break in Continuous Service.

A.	An employee will lose continuous service under the terms of this Agreement if they:

1)	Fail to contact the Company within five (5) days (excluding holidays and weekends) after receiving notice of their recall to work by registered mail, “Restricted Delivery, Return Receipt Requested” to their last known address and arrange to return to work within fourteen (14) days (excluding holidays and weekends) of the recall or if this notice is returned undeliverable;

2)	Are discharged for cause;

3)	Resigns;

4)	Are working on another job while on leave of absence from the Company except as provided in Article XIV, Sections 14.4 and 14.5;

5)	Are laid off and their recall rights expire. The individual’s recall rights will be considered for two (2) years or their length of plant service, up to a maximum of five (5) years;

B.	Absence due to a compensable disability incurred during the course of employment shall not break continuous service, provided such individual is returned to work within thirty (30) days after final payment of statutory compensation for such disability, or after the end of the period used in calculating a lump-sum payment.

13.5    Probationary Period. An employee’s seniority shall commence with the employee’s most recent date of hire, provided the employee is retained beyond a ninety (90) day probationary period. New employees shall not be regarded as regular employees for the first ninety (90) days of their employment, during which probationary period of ninety (90) days the Company may discharge any such new employee and such discharge shall be in the sole discretion of the Company and not subject to the Grievance and Arbitration Procedure set forth in this Agreement. All employees who have been employed for a period of less than ninety (90) days shall have no seniority rights.

13.6    Notice to Union. The Company shall notify the Union of all dismissals, layoffs and recalls of employees.

13.7    Seniority List. The Company shall prepare for the Union a seniority list including first and last name of employee, job classification, seniority date, department and employee number once per year. The list will be posted on all designated bulletin boards by March 1 of each calendar year. A copy of this list will be provided to the Union President prior to posting.

        Each employee will verify in writing to the Human Resources Department at least once per year his or her seniority date.

13.8     Temporary Assignments

A.	A temporary assignment is defined as duties assigned to an employee on any given shift which are not typical of their normal job classifications.

B.	A temporary assignment does not include the filling of a vacant position.

C.	In those cases when a supervisor knows prior to the beginning of a shift that a temporary assignment will be necessary and no employee volunteers for such assignment, the least senior employee among those employees available will be temporarily assigned.

D.	In those cases when a temporary assignment is required during the course of a shift the supervisor will identify the employee within a job classification that is available and assign the work. If there is more than one available employee within the job classification, the least senior employee will be forced.

E.	Whenever an employee is temporarily assigned for management’s convenience to a lower rated job, they shall get paid the rate of their regular job if that rate is higher. Whenever an employee is temporarily assigned for management’s convenience to a higher rated job, they shall be paid the higher rate.

13.9    Promotion Out Of The Bargaining Unit. When a bargaining unit employee is promoted out of the bargaining unit into a supervisory/management position, the individual shall continue to accrue seniority for six (6) months. Thereafter, further continuous service with the Company in a supervisory/management position will not be credited for seniority under this Agreement.

        Should the Company, in its discretion, return the employee to the bargaining unit the employee’s seniority at the time of return will consist of the employee’s accrued seniority up to the time of promotion and up to six (6) months as a supervisor/manager.

13.10 Temporary Vacancy

A.	Definitions:

1)	Long Term Temporary Vacancy — A vacancy which extends beyond thirty (30) calendar days due to the absence of a presently active status employee.

2)	Short Term Temporary Vacancy — A vacancy which is of a duration less than thirty (30) calendar days due to the absence of a presently active status employee.

B.	Long Term Temporary Vacancy

1)	Once it is determined that a vacancy will extend beyond thirty (30) calendar days, the open job may be filled through canvassing and bidding as described in section 13.1.

2)	If the absent employee returns, all employees affected by the canvassing and bidding of the temporary vacancy will return to their previous positions. They will also return to their previous shift as soon as is practical.

3)	At the time that the Company determines to fill the position of the absent employee, the employee temporarily filling the position and all other employees affected by the canvassing and bidding will be awarded the positions on a permanent basis which they had been temporarily filling.

4)	If a position opens in the same job classification to which another employee is temporarily assigned, canvassing will take place both within the classification and in the lower classification at the same time to determine to whom the job will be awarded.

C.	Short Term Temporary Vacancy

1)	A short term temporary vacancy may be filled by stepping up within the line of progression to the next higher rated position by shift and qualification.

2)	Whenever an employee steps up within the line of progression to a higher rated job, the employee will receive the higher rate of pay.

3)	The entry level position may be filled utilizing a spellman. If the position is not filled by utilization of a spellman, voluntary overtime will be posted within the department. Among those qualified employees volunteering for such overtime, equitable distribution of overtime will be utilized. Should no employee volunteer, an employee with the least amount of overtime worked and refused will be assigned.

4)	Whenever an employee is temporarily assigned for management’s convenience to a lower rated job, they shall get paid the rate of their regular job if that rate is higher. Whenever an employee is temporarily assigned for management’s convenience to a higher rated job, they shall get paid the higher rate.

5)	Whenever an employee volunteers for a lower rated job, the employee shall be paid the hourly rate of the job worked. If such hours worked should result in overtime for the employee, the overtime premium will be one half the employee’s total straight time wages divided by the total hours worked in that week.

13.11    Non Bargaining Unit Employees. As of the effect date of this Agreement, any non- bargaining unit employee who enters into the unit, will have this entry date into the bargaining unit become their seniority date for the purpose of but not limited to the following: vacation scheduling, canvassing, bidding and reduction in force.

        For all other purposes, including but not limited to: vacation eligibility and calculations for benefits, etc., the seniority date of this individual will be their length of uninterrupted continuous service since the employee’s last date of hire.

ARTICLE XIV

LEAVE OF ABSENCE

14.1    The provisions of this Article are for the purpose of maintaining an employee’s uninterrupted seniority during authorized periods of leave of absence and for no other purpose.

14.2    Leave of absence may be granted to a non-probationary employee by the Company, in its discretion, for an initial period not to exceed thirty (30) calendar days without prejudice to his seniority rights, provided the employee applied for such leave, in writing, and gives valid reasons for such request. Extensions may be granted at the Company’s discretion in increments not to exceed thirty (30) days each.

14.3    No consecutive leave of absence may be longer in the aggregate than an employees length of continuous service at the time of his initial leave or for more than one (1) year, and no leave will be extended beyond a period of one (1) continuous year.

14.4    Exceptions to Paragraphs 14.2 and 14.3 above are as follows:

A.	An employee who engages in employment elsewhere during an approved leave of absence shall be considered as having voluntarily quit.

B.	An employee elected or appointed to a full-time Union position shall be granted a leave of absence during the duration of such service in elected or appointed position and shall retain recall rights to the bargaining unit with accrued seniority during the term of such leave of absence. Not more than two (2) employees from the plant may at one time be on a leave of absence granted under the provisions of this subsection, however, upon mutual agreement, additional such leaves may be granted.

14.5 Management will confirm in writing all leaves of absence granted or denied and will give copies to the Local Union.

14.6    If an employee fails to report for work upon the expiration of an authorized leave of absence and does not give a satisfactory explanation for not reporting, he shall be considered as having voluntarily quit as of the expiration of the leave of absence.

14.7    The Company may, at any time, require verification of the reason and necessity for a leave of absence.

14.8    Leaves will normally be without pay except that continuous service will accrue during such leave.

14.9    Nothing herein shall restrict or prohibit the Company from complying with or exercising its rights under the Family and Medical Leave Act or regulations.

ARTICLE XV

VACATIONS

15.1    Employees are entitled to a paid vacation on the following basis:

Years of Employment	Amount of Vacation

More than One (1)	Eighty (80) hours if on (8) hour shift; Eighty-four (84) hours if on a twelve hour shift

More than Five (5)	One hundred twenty (120) hours if on an eight (8) hour shift; One hundred twenty-six (126) hours if on a twelve (12) hour shift

15.2

A.	Vacation eligibility and use is based on the calendar year.

B.	The amount of vacation to which an employee is entitled is determined by the employee’s length of service in the calendar year during which the vacation is taken.

C.	In the calendar year during which an employee celebrates his first employment anniversary, an employee may take vacation prior to completing one (1) year of employment. An employee with less than one (1) year of employment may receive one (1) week of vacation after nine (9) months of continuous employment, and may receive a second one (1) week of vacation after eleven (11) months of continuous employment.

D.	Effective 1/1/2000 employees with 20 or more years seniority who are eligible to receive a vacation in a calendar year will be provided a one week vacation bonus to be paid with the first week of scheduled vacation that year. The amount of that bonus will be as provided in Article 15.5.

15.3     To be eligible to receive a vacation in a calendar year, the employee must have been actively at work at least eight hundred (800) hours, including vacations and holidays, during the preceding calendar year and one (1) day during the calendar year in which the vacation is taken.

15.4    Employees may not accumulate or carry over unused vacation into future years.

15.5    Vacation Pay. Vacation pay is at the employee’s straight time hourly rate and does not include any premium or differentials.

15.6    Scheduling.

A.	Vacation will be scheduled by management on the basis of a workweek.

B.	Vacation may be taken a week at a time except as follows: Employees on an eight (8) hour shift may take forty (40) hours of vacation one day at a time; twelve (12) hour shift employees may take three (3) days off paid at fourteen (14) hours per day one day at a time subject to departmental and scheduling requirements.

C.	Vacation will be scheduled on a departmental basis.

D.	Vacation requests for a specific week must be made by December 1, prior to the calendar year during which the vacation is to be taken.

E.	In the event management determines to shut down part or all of the plant, vacation may be scheduled during the shutdown.

F.	Conflicts between or among employees within a department regarding vacation requests will be resolved on the basis of plant-wide seniority.

G.	Should a holiday occur during an employee’s vacation, the employee (regardless of the shift to which the employee is assigned) will receive an additional eight (8) hours pay at the employee’s straight time hourly rate.

H.	All rotating shift employees may elect to sell any earned and unused vacation back to the Company. If the Company does not receive requests to buy back vacation weeks by June 1 of every year equal to the number of rotating shift employees whom have earned three weeks vacation then the Company will force the least senior rotating shift employees to sell one week of vacation as follows:

Rotating shift employees entitled to one hundred twenty (120) hours if on an eight (8) hour shift and one hundred twenty six (126) hours if on a twelve (12) hour shift will be required to sell forty (40) or forty two (42) hours, respectively, of vacation back to the Company.

15.7    Termination. Upon termination, an employee will be paid an amount equal to the vacation to which he is entitled in that calendar year, less any vacation taken during that calendar year.

ARTICLE XVI

GRIEVANCE PROCEDURE

16.1    Definition of Grievance. The term “Grievance”, as used in this Agreement, is limited to a complaint or request of an employee which involves the interpretation, or application of, or compliance with the provisions of this Agreement.

16.2    Procedure. Grievances are to be processed in the following manner:

Problem Resolution:

Any employee who believes that he has a complaint or request shall discuss the matter with his supervisor in an attempt to settle the matter within twenty (20) calendar days of the event giving rise to the matter being presented to the supervisor. During the discussion with his supervisor, the employee may elect to have his Grievance Committeeperson or his designee present.

Step 1.	If the employee’s request or complaint is not resolved by the end of the twentieth day the Grievance Committeeperson or his designee, in his discretion, may elect to reduce the complaint or request to a written grievance on the form attached to this Agreement as Appendix B and will fully complete such form. If the matter is not reduced to writing and submitted to the Supervisor by the twentieth day from the event giving rise to the matter it will be considered closed and not subject to the grievance procedure. Such grievance will be submitted to the employee’s supervisor and within ten (10) calendar days the supervisor will give his written reply to the Grievance Committeeperson or his designee.

Step 2.	Should the complaint or request fail to be settled in Step 1, the Chairperson of the Grievance Committee or his designee, in his discretion, may elect to appeal the grievance to Step 2 within seven (7) calendar days of the receipt of the Step 1 answer. Within fourteen (14) calendar days of the receipt of the written appeal a written reply will be provided to the Chairperson of the Grievance Committee or his designee. During the fourteen (14) calendar days a meeting will be held between the Chairperson and the Department Superintendent, or their designees, up to two (2) Grievance Committeepersons and any witnesses when needed. At the option of the Chairperson of the Grievance Committee, a grievance affecting employees in more than one (1) department may be filed directly at Step 3.

Step 3.	If the grievance is not settled in Step 2, the Chairperson or his designee, in his discretion, may appeal the grievance to Step 3 within seven (7) calendar days of receipt of the Step 2 answer. Within thirty (30) calendar days of the appeal, a meeting shall be held between the International Union Staff Representative or his designee, the Chairperson of the Grievance Committee, up to two (2) other members of the Committee, any witness when needed and the Vice President of Plant Operations and/or his designated Company representatives to consider the grievance. The Company will reply in writing within seven (7) calendar days of the Step 3 meeting. The reply will include a summary of the Company’s position and the reason therefore.

STEP 4.	Regular Arbitration. If a grievance cannot be settled in Step 3, such grievance, at the discretion of the International Union Staff Representative, may be appealed to arbitration within ten (10) calendar days from the receipt of the decision rendered inStep 3. A neutral arbitrator satisfactory to both sides shall be selected by the parties. In the event that the Union and the Company cannot agree upon an arbitrator within ten (10) calendar days after the Staff Representative of the International Union has appealed the case to arbitration, then the Staff Representative of the International Union shall, within ten (10) calendar days, request the Federal Mediation and Conciliation Service to submit a panel of five (5) qualified arbitrators.

Within ten (10) calendar days of receipt of the panel, a representative of the Company and the Representative of the International Union shall alternatively strike names from the panel until one (1) remains who may be the arbitrator. If either Union or Company rejects the first panel or the final arbitrator, the rejecting party shall within ten (10) calendar days request the Federal Mediation and Conciliation Service to submit one additional panel. Within ten (10) calendar days of receipt of the second panel, a representative of the Company and the Representative of the International Union shall alternatively strike names from the panel until one (1) remains who shall be the arbitrator.

The arbitrator to which any grievance shall be submitted in accordance with the provisions of this Article shall only have jurisdiction and authority to interpret, apply or determine compliance with the provisions relating to wages, hours of work, and other conditions of employment, as set forth in this Agreement, insofar as shall be necessary to the determination of such grievance, but he shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement.

Said arbitrator so appointed shall decide the dispute and the decision shall be final and binding upon the Union and the Company and any employee affected. The parties shall equally share the expense of the Arbitrator.

16.3    Time Limits. Time limits are considered by the parties to be a matter that is of the essence of this Agreement. Failure of the Company to answer within the time limits provided, may result in the grievance being moved to Expedited Arbitration at the sole discretion of the International Union Staff Representative or his designee. Failure of the Union to meet any time limits will cause the grievance to be considered closed and not subject to the grievance procedure. Time limits in any and all steps of the Grievance Procedure may be extended by mutual agreement and will be reduced to writing.

16.4    Settlement. In all steps of the Grievance Procedure, the Company representative shall have authority and responsibility to settle the complaint, request or grievance. The Union representative shall have authority to settle, withdraw or refer the complaint, request or grievance as provided in each step. A settlement is Step 1 or Step 2 is without precedent or prejudice to the positions of the parties, and a settlement at any other step may be without prejudice or precedent by mutual agreement of the parties. A withdrawal of a grievance at any step is without prejudice or precedent.

16.5    Grievance Handling. Not withstanding any other provisions of this Agreement, the Grievance Committee members and Local Union President may visit departments other than their own, at all reasonable times, for the purpose of transacting the legitimate business of the committee after receiving permission from the department to be visited, from their own Department Head or designated representative. Permission shall not be unreasonably withheld.

16.6    Plant Visitation. A representative of the International Union shall have access to the plant, subject to the established plant rules, at reasonable time to investigate grievances with which he is concerned.

16.7   Union Grievance Committee. The Grievance Committee shall consist of six (6) Zone Grievance persons and the Chairman of the Grievance Committee. The Union shall designate the geographical area or departments comprising each zone.

        Grievance Committee members and grievants shall be afforded such time off with pay as may be required in order to attend scheduled grievance meetings.

        Officers and Grievance Committee members will be designated in writing by the Local Union to the Company.

16.8    Expedited Arbitration.

A.	Grievances which have been processed through Step 3 and appealed to Step 4, except grievances involving significant or complex contractual interpretations or any issues affecting a group of employees, may be submitted to Expedited Arbitration by agreement of the International Union Staff Representative and the Company 4th Step representative.

B.	A permanent panel of six (6) arbitrators and rules for operation of such panel and issuing of such awards shall be designated by the International and corporate office of the parties. Arbitrators on the panel will be listed in the alphabetical order of their last names. Arbitrators will be selected from the panel on a rotating basis in the order in which they appear on the alphabetical list. If the next arbitrator is not available to conduct a hearing within thirty (30) days of appointment, the next arbitrator on the list shall be appointed.

C.	All grievances eligible for Expedited Arbitration, pending on the day of the Expedited Arbitration hearing, will be heard by the Arbitrator in the order of the dates of their filing. Expedited Arbitration of an eligible grievance will be held no later than thirty (30) days after completion of Step 3. By agreement of the Parties, this time can be extended to a mutually agreed time.

D.	Hearing procedures shall be informal. The Arbitrator is required to ensure fairness for all parties. The Employer has the burden to show just cause. Briefs shall not be filed. Transcripts will not be made. The parties will not be represented by attorneys or outside representatives. The Arbitrator will issue a written award. The award will be issued no later than twenty-four (24) hours after the hearing or may be in the form of a “bench award”. An expedited award shall not constitute a precedent for any other grievance, nor shall an expedited award be referred to in any other grievance proceeding. The parties shall equally share the expense of the Arbitrator. An expedited award is final and binding on the parties.

16.9    Review. The parties agree that at the end of one (1) year they will review the operation of the Grievance and Arbitration Procedures and will implement any mutually agreeable changes to improve the functioning of such procedure.

ARTICLE XVII

SUSPENSION AND DISCHARGE

17.1    Suspension and Discharge. In cases in which the Company may conclude that an employee’s conduct may justify a suspension and/or discharge, they shall be suspended initially for up to five (5) calendar days, and given written notice of such action. Whenever practical, prior notification of a suspension will be given to the Union and a preliminary hearing will be held.

        If an employee is suspended, and if the employee believes they have been dealt with unjustly, either the individual or the Union may request, and shall be granted, a formal hearing and a statement of the offense before a designated Company representative with or without a Grievance Committeeperson present as the employee may choose. At this hearing the facts concerning the case shall be made available to both parties. After such hearing, or if no such hearing is requested, the Company may conclude whether the suspension shall be affirmed, modified, extended, revoked, or converted into a discharge. In the event the suspension is affirmed, modified, extended, or converted into a discharge, the employee may within ten (10) calendar days of such action, file a grievance. Grievances concerning disciplinary action will be at the Second Step for suspension, or at the Third Step of the Grievance Procedure if the disciplinary action imposed is a discharge.

        All grievances relating to discharges shall be heard at Step Three (3) within ten (10) calendar days of the filing of the grievance. Such grievances, in the discretion of the International Union Staff Representative or their designee, may be appealed to arbitration. Grievances relating to discharge shall be heard in arbitration with precedence over any other pending arbitration cases.

17.2    Notice to Union. In all cases of discharge and suspension, a copy of the discharge or suspension notice shall be promptly furnished to the Union.

17.3    Grievances relating to suspensions or discharges may be processed pursuant to the Expedited Arbitration Procedure set forth in Section 16.7 of this Agreement when mutually agreed upon.

17.4     The Arbitrator, in his discretion, may modify the penalty of discharge to a lesser disciplinary penalty and may award full or partial backpay. Any award of backpay shall be subject only to applicable statutory offsets.

17.5     An employee who is summoned to meet in an office with a supervisor other than their own immediate supervisor for the purpose of discussing possible disciplinary action against that employee, shall be entitled to be accompanied by their Grievance Committeeperson if they request such representation, provided such representative is then available, and provided further that, if such representative is not then available, the employee’s required attendance at such meeting shall be deferred only for such time during that shift as is necessary to provide opportunity for them to secure the attendance of such representative.

ARTICLE XVIII

SAFETY AND HEALTH

18.1     Objective and Obligations of the Parties. The Company and Union will cooperate in the continuing objective to eliminate accidents and health hazards. The Company shall continue to make provisions for the safety and health of its employees at the plant during the hours of their employment.

18.2    Safety Committee. A joint safety committee shall continue to function in the plant. The joint safety committee shall consist of the Union and Company Co-Chairpersons, six (6) Company representatives, six (6) Union representatives, and any other persons agreed upon by the Co-Chairpersons. The purpose of this advisory committee shall be to review safety practices, procedures, and conditions in the plant and to recommend changes where such changes are deemed advisable. The Union and the Company shall designate their respective Co-Chairperson and shall certify to each other in writing such Co-Chairpersons and Committee members. The Committee shall hold monthly meetings on the second Wednesday of each month at 10:00 a.m. unless both parties mutually agree otherwise. The Co-Chairpersons may also agree to hold special meetings, preferably outside of regular working hours. Each Co-Chairperson shall submit a proposed agenda to the other at least five (5) days prior to the monthly meeting.

        The Company Co-Chairperson shall provide each member of the Committee with minutes of the monthly meeting.

        A departmental safety inspection will be held each month by the department Superintendent and the Union Safety Representative or their designees.

18.3    Protective Devices. Protective devices, wearing apparel and other equipment necessary to properly protect employees from injury shall be provided by the Company on the following basis:

A.	The Company will provide each employee with the required protective clothing and equipment. Employees will be required to turn in to the Company their worn-out protective clothing and equipment as a prerequisite for receiving replacements. Such exchanges will be approved by the employee’s supervisor. If clothing or equipment is lost or abused, employees will be required to purchase the protective item.

B.	Employees will be required to wear at all times designated protective clothing and equipment.

C.	Each employee shall be responsible for maintaining and laundering his green clothing unless working in a controlled area. The Company may assess an employee a fair charge to cover loss or willful destruction of safety equipment which has been issued to the employee at Company expense.

18.4     Working Alone. Employees will not be required to work alone or beyond the call or observation of other persons employed by the Company where to do so would expose employees to greater hazards than those normally inherent in the job.

18.5    Unsafe Conditions. An employee who believes that he is working under conditions which are unsafe or unhealthy beyond the normal hazards inherent to his job shall notify his Supervisor who shall make an immediate investigation. If the Supervisor agrees that an unsafe condition exists, the Supervisor will either correct the condition or grant the employee relief from the job. If the Supervisor does not find that an unsafe condition exists, he shall so inform the employee and give him the reasons for his decision. If the employee is not satisfied with the results of the investigation, an immediate meeting will be arranged with the Department Superintendent, or his designated alternate, and the Union and Company Safety Committee Co-chairpersons, or their designated alternates. If the matter cannot be resolved to the mutual satisfaction of the parties, the Union will file a grievance in step 3 contending the existence of an unsafe condition and requesting that if an unsafe condition exists, that the matter be corrected. The Step 3 meeting and answer will be expedited. If the Union elects to arbitrate the grievance, both parties will make every effort to bring about a quick settlement.

        In reference to the above, an employee has the right to relief from the job without loss of his right to return to such job, and at Management’s discretion assignment to such other employment as may be available in the plant, provided however, that no employee other than communicating the facts relative to the safety of the job shall take any steps to prevent another employee from working on the job. Should either the Management or the Arbitrator conclude that an unsafe condition within the meaning of this Section existed and should the employee not have been assigned to other available equal or higher rated work, he shall be paid for the earnings he otherwise would have received. An employee contesting an unsafe condition will not suffer any loss of earnings until the completion of the meeting with his Superintendent and Safety Committee Co- Chairperson.

18.6

A.	In the event of accidents which resulted in disabling injury or death or accidents which could have resulted in disabling injury or death require a fact-finding investigation, the Company will, after making its investigation, at the request of the Union Co-Chairperson of the Safety Committee, supply to him a statement of the nature of the injury, the circumstances of the accident, and any recommendations available at that time, and will consider any recommendations available he may wish to make regarding the report. In such cases, when requested by the Union Co-Chairperson, the Company Co-Chairpersons of the Safety Committee or his designated representative, when requested by the Union Co-Chairperson, will visit the scene of the accident with the Union Co-Chairperson or in his absence, his designated substitute.

B.	Once each year the Company will provide to the International Union Safety and Health Department a copy of the completed OSHA Form 200.

18.7    First Aid. The Company will provide first aid facilities at the plant to the extent necessary to provide adequate first aid for all employees. A registered nurse or licensed practical nurse or emergency medical technician will be provided by the Company.

18.8    It is intended that consistent with the foregoing functions of the Safety and Health Committee, the International Union, Local Union, Union Safety Committee and its officers, employees and agents and individual employees and managers of the employer shall not be liable for any work-connected injuries, disabilities, or diseases which may be incurred by employees.

18.9     All employees shall be instructed on the lock-out procedure; any and all violations shall be reported on and “Unsafe Practice and Condition Report” to the Safety Committee Co- Chairpersons and the Department Superintendent.

18.10    The Policy on Drugs, Alcohol and Controlled Substances dated August 15, 1990 shall remain in effect throughout the term of this Agreement.

ARTICLE XIX

BULLETIN BOARDS

19.1    The Company and the Union will utilize bulletin boards located in the following areas:

Melt Shop Furnace Pulpit	Maintenance Building Break Room
Melt Shop Casting Break Room	Change House
Melt Shop Maintenance	Employee parking Lot
Rolling Mill Floor	Human Resources
Roll Shop	Administrative Building

        The Company will utilize these bulletin boards as one of the official means of communicating corporate policy and announcements. The Union will utilize the bulletin boards for notices of its recreational and social affairs, Union elections and results thereof, appointments to Union office, announcements of Local Union meetings and copies of this Agreement. All Union communications must be posted only upon authority of officially designated representatives of the Union. Union notices reflecting adversely on the Company or any of its employees, customers, suppliers or contractors will not be posted.

ARTICLE XX

MILITARY SERVICE

20.1    Re-employment Rights. The Company shall accord to each employee who applies for re-employment after conclusion of his military service with the United States such re- employment rights as he shall be entitled to under the then existing statutes.

20.2    Training. Reasonable programs of training shall be employed in the event employees do not qualify to perform the work on the job which they might have attained except for absence in such service.

20.3    Special Leave of Absence. Any employee so applying for reinstatement shall be granted upon request a leave of absence without pay not to exceed sixty (60) days before he shall be required to return to work.

20.4     Educational Leave of Absence. Any employee entitled to reinstatement under this section who applies for re-employment and who desires to pursue a course of study in accordance with the Federal Law granting him such opportunity before or after returning to his employment with the Company shall be granted a leave of absence for such purpose; provided that an employee who desires such a leave of absence after returning to his employment with the Company shall have it granted only if he notifies the Company in writing, within one year from the date he is re-employed, of his intention to pursue such a course of study. Such leave of absence shall not constitute a break in the record of continuous service of such employee but shall be included therein provided the employee reports for re-employment after the completion or termination of such course of study. Any such employee must notify the Company and the Union in writing at least once a year of his continued interest to resume active employment with the Company upon completing or terminating such course of study.

20.5     Disabled Returning Veterans. Any employee entitled to reinstatement under this Section who returns with service-connected disability incurred during the course of his service shall be assigned to any vacancy which shall be suitable to such impaired condition during the continuance of such disability, irrespective of seniority, provided however, that such impairment is of such a nature as to render the veteran’s returning to his own job or department onerous or impossible, and provided further that the veteran meets the minimum physical requirements for the job available, or for the job as Management may be able to adjust it to accommodate the veteran’s impairment.

20.6    Special Vacation Provisions. An employee who at the time of leaving active employment to enter military service of the United States has qualified for a vacation in the year of such entrance and who has not received a vacation or vacation allowance shall then be granted such allowance, provided however, that a volunteer shall have given fourteen (14) days notice of intention to enlist.

        An employee, who after being honorable discharged from the military service of the United States is reinstated pursuant to this Section ninety (90) days prior to the end of the vacation year shall be entitled to a vacation with pay or, in lieu thereof, to vacation allowance in and for the vacation year in which he is reinstated.

20.7    Military Encampment Allowance. An employee who is required to attend an annual training encampment or cruises of the Reserve of the Armed Forces or the National Guard shall be paid, for a period not to exceed two (2) weeks in any calendar year, the difference between the amount paid by the Government and the amount of straight time pay he would have earned for the days he would have worked had he not been attending such encampment during such two (2) weeks (plus any holidays in such two (2) weeks which he would not have worked plus any scheduled overtime he would have worked). If the period of such encampment exceeds two (2) weeks in any calendar year, the period on which such pay shall be based shall be the first two (2) weeks he would have worked during such period. The employee will be reimbursed after presentation of a military pay voucher.

ARTICLE XXI

FUNERAL PAY

21.1     When death occurs to an employee’s spouse, mother, father, grandparent, mother-in- law, father-in-law, son, daughter, grandchild, brother, or sister (including stepfather, stepmother, stepchildren, stepbrother or stepsister) of an employee, upon request to Departmental Supervision, will be excused and paid to a maximum of three (3) scheduled shifts, or for such fewer shifts as the employee may be absent, which fall within a three (3) consecutive calendar day period; provided however, that one such calendar day shall be the day of the funeral or memorial service and it is established that the employee attended the funeral or memorial service. Unpaid funeral leave for any other relationship may be granted at the discretion of Departmental Supervision in coordination with the Human Resources Department.

21.2    Employees shall be paid for each day lost from work under the terms of this Article at eight (8) times the employee’s hourly rate or twelve (12) times the employee’s hourly rate for each day the employee is scheduled to work a twelve (12) hour shift. An employee will not receive funeral pay when it duplicates pay received for time not worked for any other reason. Days lost in accordance with the provisions of this Article will be counted as days worked for purposes of calculating overtime.

ARTICLE XXII

ALLOWANCE FOR JURY OR WITNESS SERVICE

22.1    An employee who is called for jury service or subpoenaed as a witness shall be excused from work for the days on which he serves. Service, as used herein, includes required reporting for jury or witness duty when summoned, whether or not he is used. When subpoenaed by other than the Company, the employee will not be reimbursed if the employee, the Company, or the Union is a party in the case, or the employee has any direct interest or financial interest in the case.

22.2     Such employee shall receive, for each day of service on which he otherwise would have worked, the difference between the payment he receives for such service and his regular straight-time pay, exclusive of any premiums.

22.3    The employee will present proof that he did serve or report as a juror, or was subpoenaed and reported as a witness, and the amount of pay, if any, received therefore.

ARTICLE XXIII

EMPLOYEE PARTICIPATION AND TEAMWORK

23.1    The Company and the Union recognize the need to be competitive in the marketplace. In recognition of this need, the parties agree to utilize the principles of employee participation and teamwork to identify potential areas for cost reduction/containment, productivity improvements and other matters which are not directly covered by this Agreement.

ARTICLE XXIV

APPRENTICESHIP PROGRAM

24.1    If the Company decides to institute an apprenticeship program for electrician, mechanical-millwright, welder, machinists craft jobs (electronic technicians, maintenance technicians, hydraulic technicians, mechanics) the Company will meet with the International Union at the time of deciding to institute the program for the purpose of developing the apprenticeship program.

ARTICLE XXV

PENSION AND RETIREMENT SAVINGS PROGRAMS

25.1    The Company agrees to maintain for the duration of this Agreement the benefits provided in the Bayou Steel Corporation Pension Plan for Bargained Employees effective October 1, 1991 and will endeavor to promptly provide a Summary Plan Description in conformity with the terms of this Agreement and any applicable Federal and State laws. Such Summary Plan Description shall contain a claims procedure in compliance with applicable Federal and State laws, which procedure is incorporated by reference herein. The amount of retirement benefit payable at normal retirement age will be based upon the years of service multiplied by twelve dollars ($12.00) per month for each year of service. Effective October 2, 1996, this amount shall be increased to thirteen dollars ($13.00) per month, and effective October 2, 1998, to fourteen dollars ($14.00), and effective October 2, 2000, to fifteen dollars ($15.00) for employees retiring on or after each respective date.

25.2    Effective within the first year of this Agreement, the Company will establish a Retirement Savings Plan under Internal Revenue Code Section 401(k).

25.3    Effective 1/1/2002 the Company will establish a supplement to the existing 401(k) plan whereby the Company will contribute an amount of money into each employee’s 401(k) account. This contribution will be made no later than January 15th of each year. Employees must be actively employed on January 1st of each contribution year. The contribution will be based on a percent of the employee’s prior calendar year total base pay earnings. The percent will be based on the employees age and years seniority on January 1st. The Company will request that the Internal Revenue Service issue a favorable determination letter on this supplement to the 401(k) plan. If the Internal Revenue Service does not approve this supplement to the 401(k) plan, the Company and the Union will meet to establish a different supplement to the 401(k) plan to be provided in lieu of this benefit.

If Age + Service is:                  The “Percent Contribution” will be:
--------------------                  ---------------------------------------------

      30 to 49                                     1%
      50 to 59                                     2%
      60 to 69                                     3%
      70 to 79                                     4%
         80+                                       5%

ARTICLE XXVI

INSURANCE PROGRAM

26.1    Company Will Provide Group Coverage. The Company agrees to maintain for the duration of this Agreement a group insurance program and will endeavor to promptly provide a new Summary Plan Description in conformity with the terms of this Agreement and any applicable Federal and State Laws. Such Summary Plan Description shall contain a claims procedure in compliance with applicable Federal and State Laws, which procedure is incorporated by reference herein.

        The Company’s health care proposal presented to the Union herewith will be the basis for the group health care coverage referenced in 26.1. The life, A D & D, dental and short term disability insurance plans in effect as of the effective date of this Agreement will be maintained. Effective January 1, 2000, the employee life insurance will be increased from one time (1x) the employee’s annual base pay to one and one-half times (1.5x) the employee’s annual base pay.

26.2    Company Will Select Provider. The Company reserves the unilateral right to retain the insurance provider or providers of its choice, to self-insure or to self-fund any benefit plan, providing benefits are equivalent to those in effect.

ARTICLE XXVII

SAVINGS CLAUSE

27.1    It is assumed by the parties hereto that each provision of this contract is in conformity with all applicable laws of the United States and of the State of Louisiana. Should it later be determined that it would be a violation of any legally effective Federal or State Order or Statue to comply with any provision of this Agreement or should any benefit negotiated and described in this Agreement be modified, altered, eliminated, or otherwise affected by any statute or regulation promulgated or issued by the federal or state government or federal or state agency or department, the parties hereto agree to renegotiate any such provision or provisions of this Agreement for the purpose of compliance to such Federal or State Order or Statute so long as they shall remain legally effective, and the other provisions of this Agreement shall not be affected thereby.

ARTICLE XXVIII

TERMINATION DATE

28.1    This Agreement shall continue in effect from October 18, 1999 , to and including October 18, 2006 , and unless either party notifies the other party in writing, of its desire to amend or terminate the said Agreement, it will continue in effect from year to year thereafter.

28.2    The parties will meet within thirty (30) days after the giving of notice by either party for the purpose of entering into negotiations.

APPENDIX A-1
STRAIGHT-TIME BARGAINING UNIT WAGE RATES

DEPARTMENT     JOB TITLE                           8-HR RATE   12-HR RATE
----------     ---------                           ---------   ----------
MELT SHOP      Leadman A (MS)                       18.8107     18.3700
               Leadman B (MS)                       17.3157     16.9100
               Leadman C (MS)                       15.5340     15.1700
               Leadman D (MS)                       14.4690     14.1300
               1st Helper A                         17.9199     17.5000
               1st Helper B                         16.8959     16.5000
               1st Helper C                         15.8719     15.5000
               1st Helper D                         14.7557     14.4100
               1st Operator A                       17.9199     17.5000
               1st Operator B                       16.8959     16.5000
               1st Operator C                       15.8719     15.5000
               1st Operator D                       14.7557     14.4100
               L.M.F. Ladle Furnace Operator A      16.8959     16.5000
               L.M.F. Ladle Furnace Operator B      15.8719     15.5000
               L.M.F. Ladle Furnace Operator C      14.7557     14.4100
               2nd Helper A                         14.7557     14.4100
               2nd Helper B                         14.1823     13.8500
               2nd Helper C                         13.5372     13.2200
               2nd Helper D                         13.2197     12.9100
               2nd Operator A                       14.7557     14.4100
               2nd Operator B                       14.1823     13.8500
               2nd Operator C                       13.5372     13.2200
               2nd Operator D                       13.2197     12.9100
               Ladle Operator A                     14.7557     14.4100
               Ladle Operator B                     14.1823     13.8500
               Ladle Operator C                     13.5372     13.2200
               Ladle Operator D                     13.2197     12.9100
               Mason A                              14.5304     14.1900
               Mason B                              13.7625     13.4400
               Mason C                              12.9945     12.6900
               Mason D                              12.2879     12.0000
               Mold Setup A                         14.5304     14.1900
               Mold Setup B                         13.7625     13.4400
               Mold Setup C                         12.9945     12.6900
               Mold Setup D                         12.2879     12.0000

DEPARTMENT               JOB TITLE                                           8-HR RATE   12-HR RATE
----------               ---------                                           ---------   ----------
                         Crane Operator I (Charging)                          13.5400     13.2228
                         Crane Operator II (Teeming)                          13.0000     12.6954
                         Crane Operator III (Scrap)                           11.9200     11.6407
                         Torchman A                                           13.2197     12.9100
                         Torchman B                                           12.5337     12.2400
                         Torchman C                                           11.9193     11.6400
                         Torchman D                                           10.6290     10.3800
                         Steel Pourer                                         11.9200     11.6407
                         Stocker                                              10.9500     10.6934
                         Spellman I                                           10.9500     10.6934
                         Spellman II                                          10.6300     10.3809
                         Janitor                                               6.5400      6.3868

MS MATERIAL HANDLING     Mechanic "A"                                         14.8888     14.5400
& EQUIPMENT              Mechanic "B"                                         14.3768     14.0400
                         Mechanic "C"                                         13.8649     13.5400
                         Mechanic "D"                                         13.3119     13.0000
                         Locomotive Operator                                  12.5700     12.2755
                         Crane Operator III (Scrap Yard)                      11.9200     11.6407
                         Heavy Equipment Operator                             11.9200     11.6407

MS MAINTENANCE           Electrical/Instrumentation Leadman "A"               21.2600     20.7619
                         Electrical/Instrumentation Leadman "B"               19.4300     18.9748
                         Electrical/Instrumentation Leadman "C"               17.5800     17.1681
                         Electrical/Instrumentation Leadman "D"               16.2000     15.8204
                         Electrical/Instrumentation Technician "A"            21.2600     20.7619
                         Electrical/Instrumentation Technician "B"            19.4300     18.9748
                         Electrical/Instrumentation Technician "C"            17.5800     17.1681
                         Electrical/Instrumentation Technician "D"            16.2000     15.8204
                         Electrical/Instrumentation Technician Trainee I      14.8100     14.4630
                         Leadman A (MTC)                                      18.3700     17.9396
                         Leadman B (MTC)                                      16.9070     16.5109
                         Leadman C (MTC)                                      15.2570     14.8995
                         Leadman D (MTC)                                      14.5420     14.2013
                         Maintenance Technician "A"                           17.9199     17.5000
                         Maintenance Technician "B"                           15.3700     15.0099
                         Maintenance Technician "C"                           13.8700     13.5450
                         Maintenance Technician "D"                           13.2200     12.9103
                         Maintenance Technician Trainee I                     12.5700     12.2755

ROLLING MILL             Leadman A (Rolling Mill)                             18.8107     18.3700
                         Leadman B (Rolling Mill)                             17.3157     16.9100
                         Leadman C (Rolling Mill)                             15.5340     15.1700
                         Leadman D (Rolling Mill)                             14.4690     14.1300
                         Leadman A (Roll Shop)                                17.0700     16.6700
                         Leadman B (Roll Shop)                                16.6604     16.2700
                         Leadman C (Roll Shop)                                15.5340     15.1700
                         Leadman D (Roll Shop)                                14.4690     14.1300
                         P-2 Operator A                                       17.9199     17.5000
                         P-2 Operator B                                       16.8959     16.5000
                         P-2 Operator C                                       15.6671     15.3000
                         P-2 Operator D                                       14.7557     14.4100
                         P-1 Operator A                                       16.8959     16.5000

DEPARTMENT          JOB TITLE                                             8-HR RATE   12-HR RATE
----------          ---------                                             ---------   ----------
                    P-1 Operator B                                         15.8719     15.5000
                    P-1 Operator C                                         14.7557     14.4100
                    P-1 Operator D                                         14.0185     13.6900
                    Machine Operator A                                     14.8880     14.5392
                    Machine Operator B                                     14.3766     14.0398
                    Machine Operator C                                     13.8649     13.5400
                    Machine Operator D                                     12.9945     12.6900
                    Mill Watch A                                           14.5612     14.2200
                    Mill Watch B                                           14.0492     13.7200
                    Mill Watch C                                           13.5372     13.2200
                    Mill Watch D                                           13.0047     12.7000
                    P-3 Operator A                                         14.0185     13.6900
                    P-3 Operator B                                         13.6089     13.2900
                    P-3 Operator C                                         12.9945     12.6900
                    P-3 Operator D                                         12.7999     12.5000
                    P-4 Operator A                                         14.0185     13.6900
                    P-4 Operator B                                         13.6089     13.2900
                    P-4 Operator C                                         12.9945     12.6900
                    P-4 Operator D                                         12.7999     12.5000
                    Mill Builder & Changer A                               13.8649     13.5400
                    Mill Builder & Changer B                               13.2197     12.9100
                    Mill Builder & Changer C                               12.2469     11.9600
                    Mill Builder & Changer D                               10.9465     10.6900
                    Mill Support A                                         12.7999     12.5000
                    Mill Support B                                         12.5439     12.2500
                    Mill Support C                                         11.9193     11.6400
                    Mill Support D                                         11.6530     11.3800
                    Crane Operator IV (Mill)                               11.9200     11.6407
                    P-7 Operator/Tagger I                                  11.6000     11.3282
                    Spellman I                                             10.9500     10.6934
                    Spellman II                                            10.6300     10.3809
                    Utility Operator I                                     10.9500     10.6934
                    Janitor                                                 6.5400        --

RM MAINTENANCE      Electrical/Instrumentation Leadman “A”                 21.2600     20.7619
                    Electrical/Instrumentation Leadman “B”                 19.4300     18.9748
                    Electrical/Instrumentation Leadman “C”                 17.5800     17.1681
                    Electrical/Instrumentation Leadman “D”                 16.2000     15.8204
                    Electrical/Instrumentation Technician “A”              21.2600     20.7619
                    Electrical/Instrumentation Technician “B”              19.4300     18.9748
                    Electrical/Instrumentation Technician “C”              17.5800     17.1681
                    Electrical/Instrumentation Technician “D”              16.2000     15.8204
                    Electrical/Instrumentation Technician Trainee I        14.8100     14.4630
                    Leadman A (MTC)                                        18.3700     17.9396
                    Leadman B (MTC)                                        16.9070     16.5109
                    Leadman C (MTC)                                        15.2570     14.8995
                    Leadman D (MTC)                                        14.5420     14.2013
                    Maintenance Technician “A”                             17.9199     17.5000
                    Maintenance Technician “B”                             15.3700     15.0099
                    Maintenance Technician “C”                             13.8700     13.5450
                    Maintenance Technician “D”                             13.2200     12.9103
                    Maintenance Technician Trainee I                       12.5700     12.2755
                    Maintenance Technician Trainee II                      11.9200     11.6407

DEPARTMENT             JOB TITLE                                            8-HR RATE   12-HR RATE
----------             ---------                                            ---------   ----------
SUPPORT SERVICES       Electrical/Instrumentation Leadman “A”                21.2600     20.7619
                       Electrical/Instrumentation Leadman “B”                19.4300     18.9748
                       Electrical/Instrumentation Leadman “C”                17.5800     17.1681
                       Electrical/Instrumentation Leadman “D”                16.2000     15.8204
                       Electrical/Instrumentation Technician “A”             21.2600     20.7619
                       Electrical/Instrumentation Technician “B”             19.4300     18.9748
                       Electrical/Instrumentation Technician “C”             17.5800     17.1681
                       Electrical/Instrumentation Technician “D”             16.2000     15.8204
                       Electrical/Instrumentation Technician Trainee I       14.8100     14.4630
                       Leadman A (MTC)                                       18.3700     17.9396
                       Leadman B (MTC)                                       16.9070     16.5109
                       Leadman C (MTC)                                       15.2570     14.8995
                       Leadman D (MTC)                                       14.5420     14.2013
                       Maintenance Technician “A”                            17.9199     17.5000
                       Maintenance Technician “B”                            15.3700     15.0099
                       Maintenance Technician “C”                            13.8700     13.5450
                       Maintenance Technician “D”                            13.2200     12.9103
                       Maintenance Technician Trainee I                      12.5700     12.2755
                       A/C Maintenance Technician A                          17.9199     17.5000
                       A/C Maintenance Technician B                          15.3700     15.0099
                       A/C Maintenance Technician C                          13.8700     13.5450
                       A/C Maintenance Technician D                          13.2200     12.9103
                       A/C Maintenance Technician Trainee                    12.5700     12.2755
                       Machinist “A”                                         16.7000     16.3087
                       Machinist “B”                                         15.3700     15.0099
                       Machinist “C”                                         13.8700     13.5450
                       Machinist “D”                                         13.2200     12.9103
                       Machinist Trainee                                     12.5700     12.2755
                       Janitor                                                6.5400        --

SHIPPING               Leadman A (ST)                                        15.2370     14.8800
                       Leadman B (ST)                                        14.9810     14.6300
                       Leadman C (ST)                                        14.7250     14.3800
                       Leadman D (ST)                                        14.4690     14.1300
                       Customer Service Rep. A                               12.5439     12.2500
                       Customer Service Rep. B                               12.4927     12.2000
                       Material Handler A                                    12.0319     11.7500
                       Material Handler B                                    11.7759     11.5000
                       Material Handler C                                    11.2639     11.0000
                       Material Handler D                                    10.9465     10.6900
                       Crane Operator III (Dock)                             11.9200     11.6407
                       Spellman I                                            10.9500     10.6934
                       Scale Operator                                         9.1038      8.8905
                       Barge Expediter                                        8.1903      7.9984
                       Janitor                                                6.5400        --

QUALITY ASSURANCE      Billet Inspector (Rework)                             11.6000     11.3282
                       Crane Operator A (Billet Yard)                        12.9945     12.6900
                       Crane Operator B (Billet Yard)                        11.9193     11.6400
                       Crane Operator C (Billet Yard)                        11.2700     11.0059
                       Lab Technician A                                      15.8719     15.5000
                       Lab Technician B                                      14.7557     14.4100

DEPARTMENT               JOB TITLE                                        8-HR RATE   12-HR RATE
----------               ---------                                        ---------   ----------
                         Lab Technician C                                  13.1890     12.8800
                         Lab Technician D                                  12.0524     11.7700
                         Rework                                             9.0600      8.8477

COMMERCIAL OPERATIONS    Warehouse Attendant “A”                           10.6300     10.3809
                         Warehouse Attendant “B”                           10.3000     10.0587
                         Warehouse Attendant “C”                            9.9800      9.7462

APPENDIX A-2

A-2	Adjustment For Calculation of the Lump Sum Payment in Paragraph 8.2

A. 1)	Consumer Price Index refers to the Consumer Price Index for Urban Wage Earners and Clerical Workers United States - All items (CPI-W) (1967-100) published by the Bureau of Labor Statistics, U.S. Department of Labor.

2)	If payable, the Consumer Price Adjustment Dates and Index Base Dates are:

a)	Adjustment dates are March 31, 1998; March 31, 1999; March 31, 2000; March 31, 2001 and March 31, 2002.

b)	The base for the March, 1998 adjustment will be the CPI for January 1997, and the adjustment will be based on the January 1998, CPI.

c)	The base for the March, 1999 adjustment will be the CPI for January 1998, adjusted, if necessary, to insure full credit for a rise in the index, and the adjustment will be based on the January 1999, CPI.

d)	The base for March, 2000 adjustment will be the CPI for January 1999, adjusted, if necessary, to insure full credit for a rise in the index, and the adjustment will be based on the January 2000, CPI.

e)	The base for March 2001, adjustment will be the CPI for January 2000, adjusted, if necessary, to insure full credit for a rise in the index, and the adjustment will be based on the January 2001, CPI.

f)	The base for March 2002, adjustment will be the CPI for January 2001, adjusted, if necessary, to insure full credit for a rise in the index, and the adjustment will be based on the January 2002, CPI.

g)	With respect to the adjustments referred to in (c) through (f) above, the base shall be adjusted to insure credit for a rise in the CPI in the prior year of less than .3 point, provided that such prior rise did not exceed 10.8 points.

B.	Effective on each adjustment date an adjustment equal to one cent (1(cent)) per hour for each full three tenths (0.3) of a point change in the Consumer Price Index, if payable, will be in lump sum form for total hours paid in the preceding calendar year and will not be added to or included in any straight time bargaining unit wage rate set forth in Appendix A-1. Change in the Consumer Price Index is defined as the difference between the Consumer Price Index base and the Consumer Price Index used for the adjustment as detailed in Sections b) through f) above. The maximum payment on any adjustment date will be eighteen cents (18(cent)) per hour, which payment will not be added to or included in any straight time bargaining unit wage rate set forth in Appendix A-1.

APPENDIX A-2 (CONTINUED)

C.	Should the Consumer Price Index, in its present form and on the same basis (including composition of the “Market Basket” and “Consumer Sample”) as the last index published prior to September 23, 1996, become unavailable, the parties shall attempt to adjust this Paragraph or, if agreement is not reached, request the Bureau of Labor Statistics to provide an appropriate conversion or adjustment which shall be applicable as of the appropriated adjustment date and thereafter.

D.	If the Consumer Price Index for any adjustment date falls below the Consumer Price Index base, there shall be no adjustment.

APPENDIX A-3

        Differences, disputes of any nature whatsoever and grievances involving the determination of increases in the rates of pay for job classifications in Appendix A-1, the provisions and determination thereof or changes in the content and provisions of incentive plans, profit sharing plans, retirement plans, section 125 IRC Plan, and in 401(k) plans are expressly excluded from the provisions of Article 16 of this Agreement, Grievance and Arbitration Procedures. With regard to the subject of the Incentive Plan, the Incentive Plan in effect during the commencement of the fourth year of the Agreement and through the remaining term will be subject to grievance and arbitration only to the extent that the Company makes a change that is not otherwise provided for in the Incentive Plan. If an arbitration is held it will be reviewed by a special tri-partite committee of three business professors selected one each by the Dean of each of the following Schools of Business: Tulane, UNO and one from LSU. Nothing herein shall prevent the parties from mutually agreeing to any other persons. The parties will share equally in the cost of said arbitrators.

APPENDIX A-4

        The Company will formulate and institute an incentive pay plan and a profit sharing plan and will thereafter during the term of this Agreement, maintain an incentive pay plan and profit sharing plan in effect, subject to Appendix A-3.

PAY FOR KNOWLEDGE

        The Union and Company mutually recognize that our goal of developing a High Performance Organization culture at Bayou Steel requires all employees to work at their maximum potential. For any employee to work at maximum potential, it is imperative that the employee has the appropriate skills and abilities.

        In pursuit of this goal, the Union and the Company will meet to discuss a pay for knowledge system and a joint interdepartmental TAPS team shall be formed to evaluate the best approaches for developing a pay for knowledge system. As with all joint interdepartmental TAPS teams, the scope of authority shall be to investigate and make recommendations. The implementation of any recommendation which would require modification of the Agreement will require mutual agreement between the parties.

This plan provides the Bargaining Unit:

•	Excellent health care benefits at reduced contribution levels

•	Benefits which provide for quality health care for employees

•	Protection against catastrophic illness and injury

•	An improved competitive position for the company

        The Company continues to offer to attempt to obtain on the open market a point of service health care plan as close to that described which it can obtain, following execution of an agreement, for a cost not to exceed a weighted average cost of $4,000 per employee, before initial employee contributions of $3.75 per week/individual and $12.25 per week/family.

Managed Care and Other Options

Point of Service is a system where the employee chooses a specific primary care physician from the network list of approved primary care physicians. The insured would go first to the primary care physician who approves other services, for example; visits to specialists. Point of Service is designed to save both employees and the company money. A Point of Service care system is designed to provide an option to employees where in-network benefits are substantially better than non-network benefits in order to reduce total medical care costs and continue to provide quality health care coverage.

A.	Point of Service

1.	In-Network with Primary Care Physician

a.	$20 physician office visits/no deductible

b.	$50 Calendar year deductible for prescription drugs

c.	Coinsurance: 80% plan/20% employee for hospital confinement and prescription drugs, after appropriate deductibles, and physician services related to hospital confinement and all other non-physician services

d.	Coinsurance Out-of-pocket Maximum

i.	$1,500 per individual per year

ii.	$4,500 per family per year

e.	Emergency medical care, out of town medical care and some sub-specialties are considered in-network

2.	Out-of-Network

Should an employee choose doctors and hospitals that are not within the network and/or does not use designated primary care physician, then the following benefits will apply:

a.	Calendar year deductibles

i.	$1,000 per individual

b.	Coinsurance: 60% plan/40% employee

c.	Coinsurance Out-of-pocket Maximum

i.	$ 6,000 per individual

ii.	$10,000 per family

d.	Reduce Reasonable & Customary limit to 80%

B.	Other Health Care Plan Changes

1.	Cap Mental Health/Substance Abuse benefits

a.	$25,000 per year with $75,000 lifetime maximum per individual

b.	$5,000 sublimit per year with $10,000 lifetime maximum per individual for outpatient benefits

2.	Areas of 100% coverage will be covered as other illness/injury

3.	Year-end deductible carryover is eliminated

4.	Chiropractic benefits

a.	Limit of twelve (12) visits per calendar year per individual

b.	Maximum of $600 total benefits per calendar year per individual

c.	If exclusive provider may be arranged without fee forgiveness, agree to revisit benefit levels

5.	Plan benefits subject to non-duplication under the coordination of benefits provision

6.	Adult orthodontia coverage eliminated from dental care plan

7.	Contributions

a.	Medical Plan contributions shall begin January 1, 1997

i.	$3.75 per week/individual and $12.25 per week/family effective upon plan implementation

ii.	The contribution levels in i. above are subject to the increase due to future plan cost sharing

b.	Dental Plan contributions shall begin on January 1, 1997

i.	$1.15 per week/individual and $2.30 per week/family effective upon plan implementation

c.	Future cost increases or decreases (other than government mandated changes) will be at two-thirds (2/3) by the Company and one-third (1/3) by the employees for all health care plans. Cost sharing is on the basis of projected plan cost of $4,000 per participant.

d.	Contributions on pre-tax basis

8.	Other plan provisions

a.	Retain pre-certification/utilization program with $300 penalty for non-conformance

b.	Add maintenance drug program

c.	Agree to joint review of yearly administrative costs

d.	The Company will implement this Plan as soon as it determines that it can.

The Company agrees to add twelve (12) months of service to the years of service for each active participant who becomes eligible for a disability retirement benefit.

OVERTIME

        The Company and the Union will meet to mutually agree upon an equitable distribution of overtime policy for the Rolling Mill within ninety (90) days of the date of this Agreement.

Employee Evaluations

        The abilities and aptitude of the employee will be assessed during the ninety (90) day probationary period through performance reviews. Following this period, every six (6) months reviews will take place to assess performance on the job. Such reviews will be documented through written appraisals detailing strengths and weaknesses with plans to build upon or improve such strengths and weaknesses.

Report In Pay

It is understood by the parties that the language in paragraph 9.11, “...begin work as scheduled and then be released from duty...” shall not be construed to mean reporting to work or arriving on the plant site.

Paragraph 17.4 states “Any award of backpay shall be subject only to applicable statutory offsets.” It is understood by the parties that this sentence means and includes the agreement that an arbitrator may utilize his/her arbitrable judgement to offset any income received by the grievant against the award issued by the arbitrator.

Safety and Health

1.	The Company will expedite efforts to remedy any unsafe or unhealthful condition which may arise as defined by appropriate statute, regulation or standard.

2.	The Company will implement a telephone/radio contact procedure between Security and the instrumentation technicians and warehouse personnel to address the Union’s concerns about working alone.

3.	A restricted duty program will be implemented by the Company. The program will be administered by the Health and Safety Department in cooperation with the Company’s occupational physician, nurse and/or specialist, Human Resources and the employee’s supervisor for those employees whose work related injuries are appropriate for restricted duty status.

Safety & Health

        The Company will within ninety (90) days of the signing of this Agreement identify what remedy may be required by the appropriate statute, regulation or standard concerning lead contaminants in the showerhouse.

        The Company and the Union will continue to work together through the Joint Safety Committee to improve barge access.

Reduction in Force

In the event that the Company decides during the term of the Agreement to reduce the work force covered under the Agreement by the layoff of employees, the Company, upon request, will meet with the Union on the question of possible benefit alternatives to ease the impact of the layoff on the employees to be laid-off or to avert such layoff.

The Company and the Union at that time will review the option of a shorter workweek than forty (40) hours as an alternative to a layoff. Such agreements will be by mutual agreement between the Company and the Union.

Employee Participation and Teamwork

In recognition of the fact that our employees are our greatest single source of knowledge and experience with regard to our operation, the parties jointly agree to adopt the concept of Employee Participation and Teamwork in solving matters unrelated to the Agreement.

The formation of joint interdepartmental teams will take place as follows:

1.	The Company will identify the matter to be addressed by a team.

The Company will select a Sponsor. The Company and Union will agree upon a Facilitator.

3.	The size of the joint team will be determined and shall be comprised of both bargaining unit and non-bargaining unit employees.

4.	The Company will prepare a list of potential joint team members; the Union President will prepare a list of potential joint team members. The parties will exchange these lists for the purpose of discussing the selection of team members.

5.	The President of the Union will be an ex-officio member of each joint team formed.

A team will have as its sole purpose the ability to make recommendations to the Company on possible solutions to the matter(s) which were assigned and unrelated to the Agreement.

Should the Company deem it necessary to revise the Lines of Progression, the Company and the Grievance Committee will meet to discuss the change(s) and to agree upon a mutually satisfactory revision to the Lines of Progression. The Company shall discuss with the Union the economic impact, cost effectiveness or improved operational efficiency that revising the Line of Progression would have on the Company. Should agreement not be reached, the Company shall install its proposed revision subject to the provisions of the Grievance and Arbitration article of this Agreement.

Line of Progression

A.	A sequence of steps in which the principle is to position the employee for advancement within a job classification and to progress to the highest position within that line of progression.

B.	Employees in a given line of progression are considered to be in position to advance in sequence from the entry level position to the highest position within the same line of progression.

C.	Open job positions within a line of progression shall be filled sequentially from the next lower positions and so on according to seniority when qualifications and ability are relatively equal.

D.	It is the intent of both the Union and the Company for employees to acquire additional skills and knowledge in order to move into higher rated jobs within the employee’s chosen line of progression.

        ARTICLE XIII, SENIORITY, Paragraph 13.1.A.4.c states:

“After an employee is awarded the open job, the employee may not be retained on their former job for more than thirty (30) days during which time they shall receive the pay of the awarded job.”

The Company recognizes the Union’s concern that employees not be retained on their former jobs for unreasonable lengths of time, in excess of thirty (30) days. In cases where employees are being retained past thirty (30) days the Company will meet with the Union to explain the rationale. The Company will investigate any instances where employees claim they are being retained for no legitimate reason.

Within six (6) months of the signing of this Agreement either the Company or the Union may elect to change the method that arbitrators are selected from the Federal Mediation and Conciliation Service to the following:

Within ten (10) calendar days of receipt of the panel, a representative of the Company and the Representative of the International Union shall alternatively strike names from the panel until one (1) remains who shall be the arbitrator. If either Union or Company rejects the first panel, the rejecting party shall within ten (10) calendar days request the Federal Mediation and Conciliation Service to submit one additional panel. Within ten (10) calendar days of receipt of the second panel, a representative of the Company and the Representative of the International Union shall alternatively strike names from the panel until one (1) remains who shall be the arbitrator.

Spellman Rates

Spellman hired into the Shipping Department shall enter at the Spellman I rate. Melt Shop and Rolling Mill departments shall utilize the Spellman II entry rate.

Progression of Job Rates

An employee may move up the progression of the job classifications listed below having learned and demonstrated the qualifications established for each classification. It is not intended to infer that an opening has to be available in order for the employee to advance to the next level.

Warehouse Attendant C, B, A Lab Tech to Sr. Lab Tech Torchman C, B, A Furnace Helper 3, 2 Mill Watchman 3, 2, 1 Machine Operator 3, 2, 1 Material Handler 3, 2, 1 Mechanic D, C, B, A Leadman D, C, B, A

Selection of Leadmen In an effort to assure the most able and qualified candidates are awarded the Leadmen positions, the following will take place:

A.	Selection of Candidates -

1.	The Company will solicit employees interested in becoming leadmen through the posting of notices on bulletin boards.

2.	The Company will then assess interested candidates for skills in the following areas:

A.	Leadership

B.	Technical skills

C.	Communication skills

D.	Interpersonal skills

E.	Overall job performance

Where applicable in sections A through D above, the Company may identify outside resources to assist the Company and Union in the development of standard criteria to assess skill levels of the interested candidates.

3.	All candidates and the Union will be provided the opportunity for feedback on the employee’s assessment. Candidates who demonstrate the aptitude and potential to be effective Leadmen will be provided training opportunities to obtain the skills and qualifications to become Leadmen.

B.	Selection of Leadmen — The selection of leadmen will be done by first canvassing within the department. If there are no employees within the department selected then canvassing will be done on a plant wide basis. It is understood that the determination of the aptitude and potential as well as the designation of an individual as a leadman is within the exclusive responsibilities of the Company.

APPENDIX A-6

A3M Scale Removal
Air Compressor Repairs

Baird Spectrometer (Calibration and Repairs)
Barge Switching In and Out of Fleets
Bearing Heater Repairs
Building, General Repairs and Fabrication
Burner Repairs
Charpy V-Notch Impact Test
Chroming
Cleaning out Ditches and Culverts
Come-A-Longs
Computer Service
Copper Welding
Copy Machines and Typewriters
Cutting Grass and Weeds
Electrode Covers
Electrode Cooling Rings
Elevator (Melt Shop)
Engine and Transmission Rebuilding
Engine and Traction Motor Repair on Locomotive
Equipment (Balancing – Rotating Equipment)
Fence Work
Flume Cleaning
Forklift Repairs
Generators
Grading and Wetting Roads
Hydro-Blasting
Leco Analytical Machines
Lifting Chain Repairs
Magnets
Maintaining Main Office Building
Manlifts

Motor Repairs
Pesticide Control
Pinch Roll Resurfacing (Caster)
Pipe Cleaning (Acid, Caustic or Mechanical)
Pumping of Sewer Tank on Dock
Radio Repairs
Rail Work or Repair
Refractory Repair in Reheat Furnace
Reheat Furnace Rolls
Roof Lift Extension Rod (Resurfacing)
Satec Tensile Machine
Sensor Brushes
Shear Knives, Hot and Cold Shear — Build Up, Dress, Heat Treat
Shunt Cable Repairs
Spread Bars and Slings

Spring Motors
Surveying Barges
Surveys — Infrared (Electrical Equipment)
Testing Equipment (Repair or Calibration)
Testing — Mechanical and Chemistry
Transformer Oil Test (Routine)
Ultra-Sonic Testing
Vacuuming Services
Waste Oil Removal
Waste Transportation (Hazardous and Non-Hazardous)
Window Repairs & Replacement
X-Raying

APPENDIX A-7

All bargaining unit salaried non-exempt employees covered under this Agreement will be subject only to the same benefits provisions as all other bargaining unit employees of Bayou Steel Corporation.

The Company shall establish a Pay for Knowledge progression for the following positions no latter than February 1, 2000.

Lab Tech D, C, B, A
Billet Yard Crane C, B, A
1st Helper D, C, B, A
L.M.F. Ladle Furnace Operator C, B, A
2nd Helper D, C, B, A
1st Operator D, C, B, A
2nd Operator D, C, B, A
Ladle Operator D, C, B, A
Torchman D, C, B, A
Mechanic (EQP) D, C, B, A
Mason D, C, B, A
Mold Setup D, C, B, A
P-1 D, C, B, A
P-2 D, C, B, A
P-3 D, C, B, A
P-4 D, C, B, A
Mill Watch D, C, B, A
Machine Operator 3, 2, 1
Mill Builder & Changer D, C, B, A
Mill Support D, C, B, A
Customer Service Representative B, A
Material Handler D, C, B, A
A/C Maintenance Technician D, C, B, A
Leadman D, C, B, A

The Company shall increase the base hourly rate of the following positions as follows:

                                                      CURRENT
POSITION                           DEPT                RATE          INCREASE    1/1/2000    1/1/2002    1/1/2004     1/1/2006
--------                          ------              -------        --------    --------    --------    --------     --------
Barge Expediter                   ST-DOK               $8.19          $0.25        $8.44       $8.69       $8.94        $9.19
Dock Crane                        ST-DOK              $11.64          $0.30       $11.94      $12.24      $12.54       $12.84
Scale Operator                    ST-SHP               $8.89          $0.25        $9.14       $9.39       $9.64        $9.89
Mill Operator                     RM-HRM              $11.64          $0.30       $11.94      $12.24      $12.54       $12.84
Janitor                            ALL                 $6.54          $0.25        $6.79       $7.04       $7.29        $7.54
Tagger                            RM-HRM              $11.32          $0.25       $11.57      $11.82      $12.07       $12.32
Utility Operator                  RM-HRM              $10.69          $0.25       $10.94      $11.19      $11.44       $11.69
Stocker                           MS-HRM              $10.69          $0.25       $10.94      $11.19      $11.44       $11.69
Charging Crane                    MS-CHC              $13.22          $0.30       $13.52      $13.82      $14.12       $14.42
Heavy Equipment Operator          MS-EQP              $11.92          $0.25       $12.17      $12.42      $12.67       $12.92
Steel Pourer                      MS-LDP              $11.67          $0.30       $11.97      $12.27      $12.57       $12.87
Scrap Crane                       MS-SHD              $11.64          $0.25       $11.89      $12.14      $12.39       $12.64
ScrapYard Crane                   MS-SYD              $11.64          $0.25       $11.89      $12.14      $12.39       $12.64
Locomotive Operator               MS-SYD              $12.27          $0.25       $12.52      $12.77      $13.02       $13.27
Teeming Crane                     MS-TMC              $12.69          $0.30       $12.99      $13.29      $13.59       $13.89
Warehouse Attendant               CO-STR              $10.38          $0.25       $10.63      $10.88      $11.13       $11.38

Notwithstanding or amending the prevision of Appendix A-3 of the current Labor Agreement, the Company will implement the following Melt Shop incentive pay structure.

       Tons             Hourly Incentive
        Per                  Current              Hourly Incentive        Effect of
       Hour               Budgeted Plan             Proposed Plan          Proosal
       ----               -------------             -------------          -------
        72                     0                       .06                   +.06
        73                     0                       .22                   +.22
        74                     0                       .37                   +.37
        75                     0                       .52                   +.52
        76                     0                       .68                   +.68
        77                     0                       .83                   +.83
        77.07                  0                       .84                   +.84
        78                     0                      1.00                  +1.00
        79                     0                      1.17                  +1.17
        80                     0                      1.33                  +1.33
        80.66                  0                      1.45                  +1.45
        81                   .05                      1.50                  +1.45
        82                   .22                      1.67                  +1.45
        83                   .38                      1.84                  +1.46
        84                   .54                      2.01                  +1.47
        85                   .70                      2.18                  +1.48
        86                   .86                      2.35                  +1.49
        87                  1.02                      2.51                  +1.49
        88                  1.18                      2.68                  +1.50
        88.9                1.28                      2.78                  +1.50
        89                  1.34                      2.85                  +1.51
        90                  1.51                      3.02                  +1.51
        91                  1.67                      3.19                  +1.52
        92                  1.83                      3.36                  +1.53

Notwithstanding or amending the provisions of Appendix A-3 of the current Labor Agreement, the Company will reduce the Rolling Mill incentive standard on specific products that have paid no incentive or little incentive.

AGREED AND SIGNED BY:

For the Company
BAYOU STEEL CORPORATION

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Jerry M. Pitts
President & Chief Operating Officer

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Henry S. Vasquez
Vice President Human Resources

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Timothy R. Postlewait
Vice President Operations

For the Union
UNITED STEELWORKERS OF AMERICA,
AFL-CIO-CLC

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George F. Becker
President

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Leo W. Gerard
Secretary/Treasurer

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Richard Davis
Vice President (Administration)

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Leon Lynch
Vice President (Human Affairs)

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Homer Wilson
Director, District 36

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Francis Melancon
Sub-District Director, USWA

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Kim Duhe
President, Local 9121

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Kinley Porter
Vice President, Local 9121